As filed with the Securities and Exchange Commission on September 13, 2012

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Webster Financial Corporation

(Exact name of registrant as specified in its charter)

Delaware	06-1187536
(State or other jurisdiction of incorporation or organization)	(IRS employer identification number)

Webster Plaza, 145 Bank Street, Waterbury, Connecticut	06702
(Address of principal executive offices)	(Zip Code)

Webster Bank Retirement Savings Plan

(Full title of the Plan)

Glenn I. MacInnes

Executive Vice President and Chief Financial Officer

Webster Plaza

145 Bank Street

Waterbury, Connecticut 06702

(203) 578-2202

(Name, address and telephone number of Agent for Service)

Copy to:

Stuart G. Stein, Esq.

Hogan Lovells US LLP

555 Thirteenth Street, N.W.

Washington, D.C. 20004-1109

(202) 637-8575

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer or a smaller reporting company. See definitions of “large accelerated filer, “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act (Check one):

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be Registered(1)	Proposed Maximum Offering Price per Share (2)	Proposed Maximum Aggregate Offering Price (2)(3)	Amount of Registration Fee (2)(3)
Common Stock, par value $0.01 per share	650,000	$22.58	$14,677,000	$1,681.98

(1)	Pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall also cover (i) any additional shares of common stock which become issuable under the above-named plan by reason of any stock dividend, stock split, recapitalization or any other similar transaction effected without receipt of consideration which results in an increase in the number of Webster Financial Corporation’s outstanding shares of common stock and (ii) an indeterminate amount of interests to be offered or sold pursuant to the above-named plan.
(2)	Estimated pursuant to Rule 457(h) solely for the purpose of calculating the registration fee, based on the average of the high and low sales price per share of Webster Financial Corporation common stock on September 10, 2012, as reported on The New York Stock Exchange.
(3)	The Registrant is registering 650,000 additional shares of its common stock, par value $0.01 per share, pursuant to the Webster Bank Retirement Savings Plan.

EXPLANATORY NOTE

COMMON STOCK BEING REGISTERED

This Registration Statement on Form S-8 is being filed for the purpose of registering an additional 650,000 shares of Webster Financial Corporation (“Webster”) common stock, par value $0.01 per share, to be offered pursuant to the Webster Bank Retirement Savings Plan (the “Plan”).

The contents of the Registration Statement on Form S-8 (No. 333-104871) relating to the Plan filed with the Securities and Exchange Commission (the “SEC”) on April 30, 2003 are incorporated herein by reference.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The documents containing the information specified in Part I will be delivered in accordance with Rule 428(b)(1) of the Securities Act of 1933, as amended (the “Securities Act”). In accordance with the instructions to Part I of Form S-8, such documents will not be filed with the SEC either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 of the Securities Act. These documents and the documents incorporated by reference pursuant to Item 3 of Part II of this registration statement, taken together, constitute the prospectus as required by Section 10(a) of the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference.

Webster hereby incorporates by reference into this registration statement the following documents filed by it with the SEC:

(a)	Webster’s Annual Report on Form 10-K for the fiscal year ended December 31, 2011, filed with the SEC on February 29, 2012;

(b)	Webster’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2012, filed with the SEC on May 2, 2012;

(c)	the Annual Report on Form 11-K for the fiscal year ended December 31, 2011, filed with the SEC on June 27, 2012 and relating to the Plan;

(d)	Webster’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2012, filed with the SEC on August 1, 2012;

(e)	Webster’s Current Reports on Form 8-K filed with the SEC on January 30, 2012, February 7, 2012, February 14, 2012, April 10, 2012, April 24, 2012, April 27, 2012, May 9, 2012, June 18, 2012 and July 27, 2012 (except for portions of such report deemed to be furnished and not filed); and

(f)	The description of Webster’s common stock, par value $0.01 per share, contained in Webster’s Registration Statement on Form S-4 (File No. 333-33228) filed with the SEC on March 24, 2000, as amended.

In addition, all documents and reports filed by Webster subsequent to the date hereof pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), prior to the filing of a post-effective amendment that indicates that all securities offered have been sold or that deregisters all securities remaining unsold (other than those furnished pursuant to Item 2.02 or Item 7.01 of Form 8-K or other information “furnished” to the SEC), shall be deemed to be incorporated by reference in this registration statement and to be part hereof from the date of filing of such documents or reports. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this registration statement to the extent that a statement contained herein or in any other subsequently filed document, which also is or is deemed to be incorporated by reference herein, modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this registration statement.

Item 4.	Description of Securities.

Not applicable.

Item 5.	Interests of Named Experts and Counsel.

Not applicable.

Item 6.	Indemnification of Directors and Officers.

Reference is made to the provisions of Delaware General Corporation Law (“DGCL”), Article IX of the Bylaws, as amended, of Webster and Article 6 of the Third Amended and Restated Certificate of Incorporation of Webster.

Webster is a Delaware corporation subject to the applicable indemnification provisions of the DGCL. Section 145 of the DGCL provides for the indemnification, under certain circumstances, of persons who are or were directors, officers, employees or agents of a corporation, or are or were serving at the request of a corporation in such a capacity with another business organization or entity, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement in actions, suits or proceedings, whether civil, criminal, administrative, or investigative, brought or threatened against or involving such persons because of such person’s service in any such capacity. In the case of actions brought by or in the right of a corporation, Section 145 provides for indemnification of expenses (including attorneys’ fees) if the person seeking indemnification acted in good faith and in a manner that such person reasonably believed to be in or not opposed to the best interests of the corporation; provided, however, that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged liable to the corporation unless, upon a determination by the Court of Chancery or the court in which such action or suit was brought, despite the adjudication of liability but in view of all the circumstances of the case, such person is reasonably and fairly entitled to indemnity for such expenses.

The Bylaws of Webster, as amended, provide that Webster shall indemnify any person who was or is a party or who is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, and any appeal therein, whether civil, criminal, administrative, arbitrative or investigative (other than an action by or in the right of Webster) by reason of the fact that such person is or was a director, officer, trustee, employee or agent of Webster, or is or was serving at the request of Webster as a director, officer, trustee, employee or agent of another corporation, association, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines, penalties and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding, and any appeal therein, if such person acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of Webster, and, with respect to any criminal action or proceeding, had no reasonable cause to believe their conduct was unlawful. The Bylaws further provide that for the indemnification of any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of Webster to procure a judgment in its favor by reason of the fact that such person is or was a director, officer, trustee, employee or agent of Webster, or is or was serving at the request of Webster as a director, officer, trustee, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against amounts paid in settlement and expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection with the defense or settlement of such action or suit, if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of Webster; provided, however, that no indemnification shall be made against expenses in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to Webster or against amounts paid in settlement unless and only to the extent that there is a determination that despite the adjudication of liability or the settlement, but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses or amounts paid in settlement.

The Third Amended and Restated Certificate of Incorporation of Webster provides that no director shall be personally liable to Webster or its stockholders for monetary damages in breach of fiduciary duty as a director other than liability (i) for any breach of the director’s duty of loyalty to Webster or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) for any payment of a dividend or approval of a stock repurchase that is illegal under Section 174 of the DGCL; or (iv) for any transaction from which the director derived an improper personal benefit.

Item 7.	Exemption from Registration Claimed.

Not applicable.

Item 8.	Exhibits.

The exhibits to this registration statement are listed on the exhibit index, which appears elsewhere in this registration statement and is incorporated herein by reference.

Item 9.	Undertakings.

(a) The undersigned Registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the SEC by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the registration statement.

(2)	That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Waterbury, State of Connecticut on September 13, 2012.

WEBSTER FINANCIAL CORPORATION

By:	/s/ James C. Smith
James C. Smith
Chairman and Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS that the individuals whose signatures appear below constitute and appoint James C. Smith, Glenn I. MacInnes and Harriet Munrett Wolfe, and each of them, his or her true and lawful attorney-in-fact and agents with full and several power of substitution, for him or her and his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement on Form S-8, and to file the same, with all exhibits thereto, and all documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agents or any of them, or their substitutes, may lawfully do or cause to be done.

Pursuant to the requirement of the Securities Act of 1933, this Registration Statement on Form S-8 has been signed below by the following persons in the capacities indicated as of September 13, 2012:

Signature	Title

/s/ James C. Smith James C. Smith	Chairman and Chief Executive Officer (Principal Executive Officer)

/s/ Glenn I. MacInnes Glenn I. MacInnes	Executive Vice President and Chief Financial Officer (Principal Financial Officer)

/s/ Gregory S. Madar Gregory S. Madar	Senior Vice President and Chief Accounting Officer (Principal Accounting Officer)

/s/ Joel S. Becker Joel S. Becker	Director

/s/ David A. Coulter David A. Coulter	Director

/s/ John J. Crawford John J. Crawford	Director

/s/ Robert A. Finkenzeller Robert A. Finkenzeller	Director

/s/ C. Michael Jacobi C. Michael Jacobi	Director

/s/ Laurence C. Morse Laurence C. Morse	Director

/s/ Karen R. Osar Karen R. Osar	Director

/s/ Mark Pettie Mark Pettie	Director

/s/ Charles W. Shivery Charles W. Shivery	Director

EXHIBIT INDEX

Exhibit No.	Exhibit

4	Specimen common stock certificate (filed as Exhibit 4.1 to Webster Financial Corporation’s Annual Report on Form 10-K for the year ended December 31, 2005 filed with the SEC on March 10, 2006 and incorporated herein by reference).

5	Opinion of Hogan Lovells US LLP as to the validity of the securities registered hereunder.

23.1	Consent of Ernst & Young LLP.

23.2	Consent of Hogan Lovells US LLP (included in Exhibit 5).

24	Power of Attorney (included on the signature page hereto).

99.1	Webster Bank Retirement Savings Plan, as amended and restated.

99.2	Amendment No. 21 to Webster Bank Retirement Savings Plan.

99.3	Amendment No. 22 to Webster Bank Retirement Savings Plan.